Exhibit 21.1

Subsidiaries

BL Acquisition II, Inc. (Delaware)

BL Acquisition Corp. (Delaware)

Biolase International, LLC. (Delaware)

Occulase, Inc. (Delaware)

Biolase Australia, Pty. Ltd. (AUSTRALIA)

Biolase Europe, GmbH (GERMANY)

Biolase Spain, S.L. (SPAIN)

Societe Endo Technic, Inc. (FRANCE)

Biolase India Private Limited (INDIA)